UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  May 20, 2005

Ault Incorporated

(Exact name of Registrant as specified in its charter)

Minnesota	0-12611	41-0842932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7105 Northland Terrace Minneapolis, MN 55428-1028		55428
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (763) 592-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 20, 2005, Ault Inc. (“Ault”) completed the sale of its wholly owned subsidiary, Ault Korea Corp. (“Ault Korea”), to JEC Korea Co., Ltd. (“JEC”) for $3.8 million.  The transaction results in a book loss of approximately $700,000.  The agreement includes the receipt of $1.5 million in cash and $2.3 million in a secured note.  The sale includes all assets and liabilities of Ault Korea Corporation and the use of the “Ault Korea” name in Korea for a period of three years.  Ault Korea includes the property in Seoul, South Korea and approximately 110 employees.   As part of the terms of the agreement, JEC has the rights to sell power conversion products to Korea while Ault will have rights to sell the same power conversion products throughout the rest of the world.  Prior to this transaction, JEC was a supplier of Ault, but otherwise no material relationship existed between Ault and JEC, or their respective affiliates, directors or officers, or any associates of their directors and officers.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

The credit arrangement with Wells Fargo is an asset-based credit facility of $7 million, secured by company assets.  At May 20, 2005 there were no borrowings against this facility.  The financing agreement contains financial covenants. These covenants require the Company, among other things, to maintain a minimum income before taxes, and also impose certain limitations on additional capital expenditures and the payment of dividends.   At the end of April 2005, the Company’s actual income before taxes did not meet the minimum of the credit agreement.  The Company will attempt to obtain a waiver or amendment from the lender on its credit facility on reasonable terms.  The credit facility could be accelerated, and the default interest rate could rise to prime plus 5%.

Exhibit Index

99.1   Press release dated May 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AULT INCORPORATED

	By:	/s/ Donald L. Henry
Donald L. Henry
Chief Financial Officer

Dated: May 25, 2005